Exhibit 99.2

Final Transcript

Conference Call Transcript SUP - Q3 2008 Superior Industries Earnings Conference Call Event Date/Time: Nov. 07. 2008 / 1:00PM ET

CORPORATE PARTICIPANTS

Steven Borick
Superior Industries - Chairman, CEO, President

Erika Turner
Superior Industries – CFO

Michael O'Rourke - Superior Industries
EVP of Sales & Administration

CONFERENCE CALL PARTICIPANTS

Matt Michon
 KeyBanc Capital Markets - Analyst

Jeff Linroth
 Leaving It Better LLC - Analyst

Mark Close
 Oppenheimer & Close - Analyst

PRESENTATION

Operator
Good day, and welcome to the Superior Industries third quarter 2008 earnings teleconference. For opening remarks, I would like to turn the call over to Erika Turner, Chief Financial Officer. Please go ahead.

Erika Turner - Superior Industries - CFO
Thank you, Operator. Good morning and good afternoon, everyone.

I'd like to remind everyone that any comments made in this webcast are subject to the Safe Harbor for forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are of particular significance at this time relate to global competitive pricing, customer financial stability, customer schedule volatility, potential decline in the production of cars and light trucks, and the successful completion our strategic and operating plan. Please refer to the Company's SEC filings, including our Annual Report on Form 10-K for a complete write-up on forward-looking statements and risk factors.

Let me now turn to an overview of the quarter. As you saw in our news release, our volumes fell precipitously during the third quarter. Our shipments totaled 2.2 million wheels. This is the lowest level of shipments we've experienced during the past decade. Although we anticipated and prepared for volume to fall, it was more severe than expected. As a result, net loss for the third quarter of 2008 was $14.2 million, or a loss of $0.53 per share, which included a $5 million pretax charge for the impairment of long-lived assets related to the closing of our Pittsburg, Kansas facility. Also included in this quarter's loss are severance costs totaling $956,000.

Several of you have already asked this morning for the impact of these charges on EPS. We estimate that EPS, excluding impairment, severance and related tax, will be a loss of $0.35 per share. In the third quarter of 2007, we reported a net loss of 737 - excuse me, $739,000 or $0.03 per share.

Although the third quarter is typically our weakest, this quarter proved to be even tougher, as our volumes fell 29% from the same time last year. Consolidated revenue decreased by $64.2 million, or 28%, to $163.4 million from $227.6 million, primarily attributable to the lower volume. Third quarter loss from operations was $22.4 million, compared with a loss from operations of $2.5 million in the third quarter of 2007. The principal factors driving the 2008 third quarter results were the drop in shipped units, which corresponds to a reduction in unit production of 25%, and the impairment charge and severance totaling $6 million which I mentioned earlier. The impairment charge results from our assessment of fair value of the Pittsburg facility's long-lived assets. We recorded a tax benefit of $5.7 million in the third quarter of 2008, which compares to a tax provision of $826,000 for the same period of 2007.

Looking at the overall industry, North American production of passenger cars and light trucks in the third quarter was down approximately 16% compared to the same quarter in the previous year. This decline is comprised of a decrease in light trucks of 33%, slightly offset by an increase of 4% for passenger cars. Superior shipments fell 29% for the same period. Shipments of passenger cars increased by 11%, while light truck wheels decreased 50%. The large drop in light truck shipments was primarily a result of the decreased production of the GMT 900 and Ford F-150 programs. Even with the significant drop in overall auto production, Superior was able to gain market share in the passenger car group, including Chevy Malibu and Cobalt, Ford Focus, Nissan Altima and Sentra, and Toyota-produced Pontiac Vibe.

From a market perspective, the third quarter saw what started as a challenging business environment weaken even further. Record high fuel prices, nervous consumers and market upheavals created havoc with auto sales. Our customers responded predictably, by extending assembly plant summer shutdowns and delaying production launches on key new vehicles, especially in the light truck and full-sized SUV markets, where they undertook to sell off excess inventories by offering heightened incentives.

These schedule changes promptly rippled through the automotive supply base. At Superior, F-150 wheel shipments were down over 80%, and GMT 900 was down 50% in the third quarter of 2008 compared to a year ago. We even saw significant wheel shipment reductions on some passenger car lines, including Ford Mustang, which was down over 40%, and Chrysler Sebring, which was down over 50%.

However, we did not some bright spots. Nissan Altima was up over 35%, and Cobalt and Ford Focus were up each over 100% compared to the third quarter of 2007. In addition, Malibu shipments were up by more than 96,000 units. We continue to focus on new launch activities, and monitoring and managing the highly volatile build plans from our major customers.

I certainly don't need to discuss how difficult this market is at the present. Several of you on this call have articulated it very well in your own reports. However, I would like to address some of the things Superior Industries is doing to weather the storm. We cannot change consumer spending or spur new vehicle demand, nor can we single-handedly turn the direction of the general economy. What we can do is rely on our strengths, and continue to focus on areas which are within our ability to control.

On our strengths, we will as always manage our cash and assets wisely. In fact, in spite of a loss for the third quarter, we had positive cash flow from operations of nearly $20 million. We expect that our strong balance sheet position will provide us with competitive advantages, and enable us to make prudent business investment decisions. To that end, we are investing in a new ERP system as well as some strategic capital equipment, which we expect will make us more efficient; benefits that will help us now and into the next decade.

Further, and to the extent feasible, we are redeploying assets from our Pittsburg plant in order to upgrade existing facilities, and optimize and reduce further capital expenditures. What do we need to improve? Our infrastructure evolved in response to an increasing product demand. In this current market, demand in the near future for new automobiles is expected to fall, and we need to bring down our costs to correspond with the shift in demand. Closing our Pittsburg facility will significantly reduce our fixed costs, better match our capacity with our estimated requirements, and enable us to achieve a balanced utilization. In addition, we are identifying areas throughout the organization which will reduce our fixed and variable costs, as well as streamline business procedures.

When times are tough, excellent companies focus on self-improvement. We fully embrace that concept, and we intend to be the last man standing in our industry.

We will be filing our quarterly report on Form 10-Q with the SEC this afternoon. Shortly thereafter, it will also be available at our website at www.supind.com. Our press release includes financial highlights from our income statement and balance sheet for the third quarter of 2008. I would also now like to present certain comparative financial information to you. So I will be giving you quarterly and year-to-date data.

Net sales for the quarter 2008, $163,354,000. In 2007, third quarter was $227,557,000 Year-to-date 2008 net sales, $602,977,000; 2007, $727,649,000. Net income loss this quarter, third quarter, $14,207,000. Third quarter 2007, $739,000 loss. On a year-to-date basis for 2008, we have a net loss of $5,934,000. A year ago, net loss year-to-date was - net income, excuse me, year-to-date was $4,544,000. For the third quarter, our earnings per share is at a loss of $0.53 per share. Third quarter 2007, $0.03 per share loss. On a year-to-date basis, we have an earnings per share loss of $0.22, compared to a year ago year-to-date positive earnings per share of $0.17.

Our total OEM units are down by 29% on the quarter. On a year-to-date basis, we are down 18.4%. Gross profit margin for the quarter is a negative 6.9%. 2007 gross profit margin for the third quarter was 2.3%. On a year-to-date basis, gross profit margin is 1.7%. A year ago, year-to-date it was 2.9%. SG&A as a percentage of sales is 3.8% for the third quarter. Third quarter of 2007, it was 3.4%. On a year-to-date basis it is 3.2%, and last year it was 3.3% year-to-date.

Our current ratio for 2008 is 4.5 to 1, compared to 2.9 to 1 a year ago. Weighted average shares diluted for the third quarter is 26,661,000. Third quarter a year ago was 26,614,000. On a year-to-date basis, it is 26,650,000 compared to 26,631,000 in 2007. Actual shares outstanding 2008, 26,668,440 compared to a year ago, 26,628,940. Our depreciation for the third quarter was $11,382,000, compared to $11,035,000 in 2007. On a year-to-date basis, $34,334,000, compared to a year ago, $31,685,000.

Our capital expenditures for the quarter, totaled $3,031,000. In 2007 for the third quarter it was $4,395,000. On a year-to-date basis capital expenditures totaled $8,886,000, compared to 2007 year-to-date was $33,812,000. Our interest income for the quarter is $649,000, compared to $820,000 for third quarter 2007. On a year-to-date basis, interest income totaled $2,335,000, compared to last year, $2,708,000.

And our net joint venture equity income loss for the quarter is a loss of $143,000, compared to 2007 was income of $1,187,000. On a year-to-date basis our net joint venture equity income is $2,562,000, compared to a year ago at $2,736,000. Those are highlights from our P&L.

I would like to turn to the balance sheet now. And I will read you comparative numbers. These are dollars in millions, and I am reading you the September '08 balance compared to - excuse me, the September '08 balance compared to the December '07 balance, compared to September '07 balance. So I will read you those three figures in that order. Cash and short term investments, $110.4 million, compared to $106.8 million, compared to $68.7 million. Accounts receivable net, $124.2 million, compared to $125.7 million, compared to $169.4 million. Inventories net, $96.2 million, compared to $107.2 million, compared to $111.8 million. Our property, plant and equipment net, $272.9 million, $302.2 million, $309.3 million. And our total assets, $713.8 million, $729.9 million, compared to 754.0 million. Comparative accounts payable, $34.3 million, compared to $51.6 million, compared to $79.7 million. And shareholder's equity, $536.3 million, compared to $550.6 million, compared to $542.4 million.

Okay. With that said, I would like to now open up the lines and take questions. Operator?

QUESTION AND ANSWER

Operator
Thank you very much, ma'am.

(OPERATOR INSTRUCTIONS)
Our first question will come from Brett Hoselton with KeyBanc Capital Markets. Please go ahead.

Matt Michon - KeyBanc Capital Markets - Analyst
This is Matt Michon in for Brett.

 Erika Turner - Superior Industries - CFO
 Hi, Matt.

 Matt Michon - KeyBanc Capital Markets - Analyst
 How are you doing, Erika?

 Erika Turner - Superior Industries - CFO
 Oh, pretty well.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Couple of questions for you. The restructuring savings you are going to get out of Pittsburg?

 Erika Turner - Superior Industries - CFO
 Yes.

 Matt Michon - KeyBanc Capital Markets - Analyst

 What do you estimate those are going to be in 2009, or should we look at that?

 Erika Turner - Superior Industries - CFO
 With all factors being held equal, we would estimate about a $20 million benefit from that. The "all factors being equal" meaning volume holds up.

 Matt Michon - KeyBanc Capital Markets - Analyst
 Okay. Is that - is the capacity you had in Pittsburg moving down to Mexico?

 Erika Turner - Superior Industries - CFO
 Well, the capacity that we had in Pittsburg will just come out of our aggregate capacity. The production will be moved to - actually to all of our locations, but much of it will go to      Mexico.

Matt Michon - KeyBanc Capital Markets - Analyst
Going forward now, what is your new capacity?

Erika Turner - Superior Industries - CFO
We estimate that with Pittsburg, it is 15 million-plus; without Pittsburg, it will be 12 million-plus.

Matt Michon - KeyBanc Capital Markets - Analyst
What will be the Mexico/U.S. mix going forward without Pittsburg?

Erika Turner - Superior Industries - CFO
It is actually moving much closer to the 60/40 that we have been discussing. It is somewhere around 57/43 with the Pittsburg closure.

Matt Michon - KeyBanc Capital Markets - Analyst
That's great. Light trucks versus passenger cars, looks like you guys got crushed on the light truck side.

Erika Turner - Superior Industries - CFO
Yes.

Matt Michon - KeyBanc Capital Markets - Analyst
Now going forward, what do you think your mix is between light truck and pass cars, for the Big 3 and for the total?

Erika Turner - Superior Industries - CFO
We don't have a number off the top of our heads, but I am looking at Mike O'Rourke.

Michael O'Rourke - Superior Industries - EVP of Sales & Administration
Well, Matt, we are still heavily weighted on the truck side. A big issue for the quarter was F-150, we are starting to see some production increases there. Ford has recently announced they are going to be adding a shift in Dearborn, which is good news for us, after the first of the year. So I don't have really have a number to answer that question, but we still have a big presence on the light truck side.

Erika Turner - Superior Industries - CFO
I will get back to you on that, Matt, but it is a little bit complicated with the - with some of the things that we have been seeing or increased-sized wheels on passenger cars, too. So we will take a look at our mix and get back to you.

Matt Michon - KeyBanc Capital Markets - Analyst
On the cash, I missed the number you said. The cash plus investments in the third quarter?

 Erika Turner - Superior Industries - CFO
 I am sorry, the what?

Matt Michon - KeyBanc Capital Markets - Analyst
The cash number? I missed it when you -

Erika Turner - Superior Industries - CFO
Oh, cash from operations?

Matt Michon - KeyBanc Capital Markets - Analyst
No, the actual cash on the balance sheet.

Erika Turner - Superior Industries - CFO
$110 million.

Matt Michon - KeyBanc Capital Markets - Analyst
110 - because it says here, you know, in your release it looks a little - it said, that was last year. My bad on that one. It's still $110 million.

Erika Turner - Superior Industries - CFO
Yes.

Matt Michon - KeyBanc Capital Markets - Analyst
Dividends? Is dividend looking pretty safe here in this kind of environment?

Erika Turner - Superior Industries - CFO
Well, we certainly have the cash for it. It is always the Board's choice whether we have a dividend, but we have the cash for it.

Matt Michon - KeyBanc Capital Markets - Analyst
Okay. Great. Thank you very much.

Operator
(OPERATOR INSTRUCTIONS)
We will take our next question from Jeff Linroth, Leaving It Better LLC. Please go ahead.

Jeff Linroth - Leaving It Better LLC - Analyst
Jeff Linroth here, good morning.

Erika Turner - Superior Industries - CFO
Hi, Jeff, how are you?

 Jeff Linroth - Leaving It Better LLC - Analyst
 I am pretty good, given the situation. Let me just begin by restating as I have before my appreciation for Superior Industries' response across the board to an unimaginable environment. So obviously disappointing numbers on the board, but certainly an encouraging response on your part, so thanks for that.

I want to start with a strategic notion that we are in a temporary lull in energy prices, and that any uptick in the economy in my judgement is likely to be met with the same spike in energy prices. Basically, the era of cheap energy is gone. If you embrace that to any extent, what I believe is implied is smaller cars, smaller wheels, lighter trucks, and is that - is what I just spoke about with regard to energy something you share, and is it a key input to your strategy when you about the size of wheels and possibly the margins that would follow?

Erika Turner - Superior Industries - CFO
Well, we certainly are looking to the future as having permanently changed. Yes, we are seeing smaller cars, but we have seen an interesting spike in larger wheels on small cars because of the OEM's desire to differentiate. Overall, we do expect energy costs to be on the high side, and yes, so your observations, we agree with your observations.

Jeff Linroth - Leaving It Better LLC - Analyst
Okay. Thanks for that. Recently, in recent months, Mr. Borick spoke of his visits to China and that he - his interest had been piqued in a way it hadn't been before. Obviously, there has been quite a shift in the world environment in the last three to six months. Any comments you have to offer about China in any context, I would appreciate.

Steven Borick - Superior Industries - Chairman, President and CEO
Thanks for that question, this is Mr. Borick. First of all, the environment has shifted considerably since my last trip to Mongolia. As I've said before, we are very engaged as a team in strategic thinking for our future, and my mandate is we at a minimum stay cash flow neutral, if not cash flow positive going forward, which will give us the opportunities that we now see are even more potentially prevalent here in North America, with some of of the players that we believe there might be additional opportunity to pick up volume.

In the meantime the mandate around here, besides maintaining a balance sheet, is to make sure that we continue to aggressively look at our cost reductions, technology advances, abilities to produce a better product at a lower overall cost, whether it's U.S. or Mexico, and watch the market for awhile to determine what steps are next to take, rather than being too aggressive on any type of cash spend that in this environment may not bring us a return, or be accretive to earnings. So we are continuing to monitor that situation, but we're stepping back and maintaining our balance sheet position, and moving our cost initiatives and technology advances at this point.

Jeff Linroth - Leaving It Better LLC - Analyst
Great. One more, and then I will give someone else a turn. The position up until now has been, and I am very enthusiastic about it, is that you are going to make sure to the best of your ability, even given the pricing pressures, to have profitable programs or give up programs to your competitors. My feeling is that your competitors have to be under even more pressure than ever, just as you are. Do you anticipate, especially given the way you are going to be able demonstrate to your customers the way you are attacking your own costs, that you anticipate maintaining that position in general, that you need to make a reasonable profit even in any environment?

Steven Borick - Superior Industries - Chairman, President and CEO
We have tried very hard to fall in alignment with the pricing ,and we recognize that it is very difficult. We have initiated a whole new set of very serious initiatives to better understand our plant loadings against our personnel needs, both at the plant level and throughout the Company, and develop a stronger teamwork effort. And efforts need to be taken to pitch in as necessary to maintain the economic environment that we need to maintain at this company for the long term. And consequently, when I looked through my management team book, the senior level and plant levels, we continue to elevate professionalism at all levels, and we will work very, very diligently at overall reductions in personnel where necessary to realign ourselves. That includes looking at all capacity opportunities for the future.

Jeff Linroth - Leaving It Better LLC - Analyst
Thanks for taking my questions. I will get back in the queue and give someone else a turn.

Operator
 Our next question is from Brett Hoselton, KeyBanc Capital Markets. Please go ahead.

Matt Michon - KeyBanc Capital Markets - Analyst
I had a couple of follow-up questions. This is Matt again. Throughout the year - and I think I have asked this question before, but throughout the year and into the third quarter, did you start seeing several of your customers looking more at aluminum wheels over steel wheels, given the weight reduction and given the price of steel? Have you started to see maybe steel like lose market share on some motors going into 2010, 2011?

Michael O'Rourke - Superior Industries - EVP of Sales & Administration
Well, I think just in the short term, what the OEs have tried to do is move to a greater pass car mix as quick as possible. So as Erika mentioned, what we've seen is the use of bigger wheels in terms of certain trim lines and finishes, in order to try to eke out as much profitability as they can on those small cars, and make them attractive, and differentiate them in the marketplace. We have seen a little bit of mix change, aluminum coming into play versus some of the steel offerings, especially on the lower trim lines. I wouldn't say, Matt, that we are seeing a real structural movement just yet. The OE's are rethinking their entire product lines, and they're rethinking all kinds of components that they are putting in there. I think that bodes well for aluminum in the long term.

Matt Michon - KeyBanc Capital Markets - Analyst
Great. And last, and I will let other people ask some questions, too, on the contribution margin side, on the detrimental margins for loss of production, obviously the third and fourth quarters, given that Pittsburg is still kind of running, it is probably a little bit higher than it will be in 2009. What kind of guidance can you give us on that?

Steven Borick - Superior Industries - Chairman, President and CEO
I am not going to give any guidance, Matt, but I will tell you that we recognize strongly that we have to continue to force ourselves to become better and better and leaner operators in all areas of the corporation, and we have see the volumes obviously to be able to bring ourselves back into profitability, which is what our intention is for 2009.

Matt Michon - KeyBanc Capital Markets - Analyst
Do you think going forward that the fourth quarter is looking kind of similar to this quarter?

Steven Borick - Superior Industries - Chairman, President and CEO
I am not going to discuss that, but I can tell you that the - just so everybody understands, the amount of reduction and real production between the middle of the year, if you will, and third and going into fourth was so significantly - as I said, it was a precipitous drop, and our ability to absorb quickly enough was very difficult. We have taken, certainly, a different stab at that, and it depends on how the volumes play out in the fourth quarter, and at this point certainly the volumes are not too exciting, I can tell you that.

Matt Michon - KeyBanc Capital Markets - Analyst
Thank you very much.

Steven Borick - Superior Industries - Chairman, President and CEO
You bet.

Operator
Our next question will come from Mark Close with Oppenheimer & Close. Please go ahead.

Erika Turner - Superior Industries - CFO
Hi, Mark, how are you?

Mark Close - Oppenheimer & Close - Analyst
Very well. Can you give us a little color on what is happening at the Hungary JV, and also I may have missed it, did you give us operating cash flow for the quarter or was it year-to-date?

 Erika Turner - Superior Industries - CFO
 I can give you both. Cash flow from operations for the quarter was $19 million and year-to-date is $24.4 million.

Mark Close - Oppenheimer & Close - Analyst
Okay.

Steven Borick - Superior Industries - Chairman, President and CEO
That's plus.

Erika Turner - Superior Industries - CFO
Plus.

Mark Close - Oppenheimer & Close - Analyst
I got that, Steve.

Steven Borick - Superior Industries - Chairman, President and CEO
Thanks.

Erika Turner - Superior Industries - CFO
In fact, even total cash flow was good. We had $12.2 million for the quarter and $3.6 million year-to-date total cash flow.

Mark Close - Oppenheimer & Close - Analyst
Great.

Steven Borick - Superior Industries - Chairman, President and CEO
Let me speak to Hungary for a minute. That environment in Europe is becoming certainly as difficult as it is in North America, and Hungary is starting to play out a realignment themselves to align to the production levels that we are seeing being reduced, both on the cast and forge side. The plus side of that is that we have just finished a significant CapEx there to increase our forging capability for larger, more stylized wheels, and we believe that we will get some traction in '09 on that opportunity.

On the other side, it is really a tough environment between the large players in Europe that are trying to sustain themselves, the biggest two being certainly Ronal and Borbet, and production coming out of Turkey. We don't see a lot of Asian production necessarily going into Europe, but I think they will be looking at that, and we have to lean ourselves out in our Tatabanya operation just like in the U.S. and Mexico, in order to have sustainability there. The good thing is that Europe is positive cash flow also, and they have a very, very strong balance sheet on their own, with a significant amount of cash on their own balance sheet.

Mark Close - Oppenheimer & Close - Analyst
Okay. Thanks.

Steven Borick - Superior Industries - Chairman, President and CEO
You bet.

Operator
 It appears there are no further questions at this time.

Erika Turner - Superior Industries - CFO
Thank you, Operator. Thank you everybody for joining us today.

Steven Borick - Superior Industries - Chairman, President and CEO
Thanks for your support. Have a nice day.

Erika Turner - Superior Industries - CFO
Bye bye, now.

Operator
This concludes today's conference. Thank you for joining us and have a wonderful day.